Exhibit 99.1

Press Release	Source: Omni U.S.A., Inc.

For Immediate Release

Omni U.S.A. Acquires Brendan Technologies and Disposes of OmniGear and Butler
Wednesday January 4, 2006

Company to Focus Efforts on Pharmaceutical Software Technology

CARLSBAD, CA, Jan. 4 Omni U.S.A., Inc. (OTCBB: OUSA.OB- News), a provider of power transmission and trailer and implement components, announced today that its wholly-owned subsidiary, Omni Merger Sub, Inc. (OMS) has completed the acquisition of substantially all of the assets of privately-owned Brendan Technologies, Inc. (BTI), a Carlsbad, CA-based pharmaceutical software company. Founded in 1997, BTI has been actively involved in providing software solutions to improve the accuracy, quality control, and workflow of immunoassay testing in laboratories in the biopharmaceutical, clinical, research, veterinarian and agricultural industries.

In connection with the acquisition, Omni issued 24,847,889 shares of its common stock to the existing shareholders, note-holders and individuals involved in putting the transaction together.

Also, Omni announced it has disposed of its OmniGear and Butler subsidiaries to Jeffrey, Craig and Ed Daniel in exchange for a $672,000 note. This disposition will mean that BTI is the only wholly-owned subsidiary of Omni which will now focus primarily on the life sciences software industry.

John Dunn, who will now replace Jeffrey Daniel as the Chairman and CEO of Omni stated, "BTI has been looking forward to the opportunity to enter the public market place with our innovative software that addresses the data analysis, workflow and regulatory needs of our customers. The company is redesigning and expanding its current product lineup to better capitalize on the growing demand of our target markets for more advanced software. We fully anticipate the value to both the previous and the newly created Omni shareholders to benefit."

As part of the acquisition and disposition of the subsidiaries, the previous officers and directors of Omni were replaced with, in addition to Dr. Dunn, Lowell Giffhorn, Theo Vermelen, and Stephen Eisold as directors and Dr. Dunn, Lowell Giffhorn and George Dunn as officers. The previous accounting firm of Harper & Pearson Company was replaced by Farber & Hass LLP.

Omni’s wholly-owned subsidiary BTI is a scientific software company that designs, develops and markets computational analytical software products for the laboratory testing industry.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Omni U.S.A, Inc.

CONTACT: Lowell Giffhorn, CFO

PHONE: 760-929-7500 Ext. 210